UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                              JACKSONVILLE DIVISION


   In re
                                      Case No.:  98-07248-3P1
   SNAKE EYES GOLF CLUBS, INC.,

              Debtor.
                                 /


                         DEBTOR'S PLAN OF LIQUIDATION OF
                           SNAKE EYES GOLF CLUBS, INC.


        Snake Eyes Golf Clubs, Inc., as Debtor and Debtor-in-Possession ("Debtor") proposes the following Plan of Liquidation pursuant to Chapter 11 of the Bankruptcy Code. The Plan is a plan of self-liquidation by which the Debtor, under the control of the Bankruptcy Court and by coordination with the Unsecured Creditors' Committee, shall sell its assets and business free and clear of all liens, claims and encumbrances and pay the creditors to the fullest extent possible from the cash so created.

        Subject to the restrictions in Section 1127 of the Bankruptcy Code, the Debtor reserves the right to alter, amend or modify this Plan before its substantial completion.

                                    ARTICLE 1
                                   DEFINITIONS

        The following shall have the respective meanings specified below, unless the context otherwise requires. Unless otherwise indicated the singular shall include the plural and the plural shall include the singular.

        1.1 "Administrative Expense" means any cost or expense of administration of the Chapter 11 Case allowed under Section 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses of preserving the Estate of the Debtor, any actual and necessary expenses of operating the business of the Debtor, all legal and professional fees of counsel for the Debtor and the Creditors' Committee and other compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under Section 330 or Section 503 of the Bankruptcy Code, and any fees or charges assessed against the Estate of the Debtor under Chapter 123 of Title 28, United States Code.

        1.2 "Allowed" means, with respect to an Administrative Expense, a Secured Claim, a Priority Claim, or an Unsecured Claim, any such Claim, proof of which was timely and properly filed or, if no proof of claim was filed, which has been or hereafter is listed by the Debtor on its schedules as liquidated in amount and not disputed or contingent, and, in either case, a Claim as to which no objection to the allowance thereof has been interposed on or before the Confirmation Date or such other applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of a claimant. In the case of Administrative Expenses arising from the necessary and actual expenses of preserving the Estate and conducting the Debtor's business during the Chapter 11 period (excluding all professional fees), such expense will be deemed allowed if set forth on a "Statement of Operating Expenses" filed with the Court and served on the Creditors' Committee and the Disbursing Agent unless an objection is filed within 10 days, in which case such amount shall be as allowed by the Court. Unless otherwise specified herein or by order of the Bankruptcy Court, an "Allowed Administrative Expense" or an "Allowed Claim" shall not, for purposes of computation of distributions under the Plan, include interest on such Claim for the period from and after the Petition Date.

        1.3 "Asset Purchase Agreement" shall mean the agreement for the purchase and sale of substantially all of the assets of the Debtor with Venture Access International ("VAI"), as purchaser, in substantially the form attached hereto as Exhibit "A" (the "Base Contract"), provided that if the Auction results in a price higher than the price offered in the Base Contract, then the form of agreement entered into with the successful bidder at the Auction shall be in the form attached as Exhibit "A" except for the higher purchase price, deletion of the "bust up" fee, and if the purchaser so desires, modification of the liabilities being assumed.

        1.4 "Auction" means the Auction for the sale of substantially all the assets of the Debtor (excluding cash and certain bankruptcy claims) to a single high bidder for Cash, which sale shall be pursuant to the form of the Asset Purchase Agreement, as described in more detail in Section 4.1 hereof.

        1.5 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and set forth in Section 101, et seq. of Title 11 of the United States Code.

        1.6 "Bankruptcy Court" means the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division.

        1.7 "Bankruptcy Rules" means the Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, including the Local Rules of the Bankruptcy Court.

        1.8 "Business Day" means any day on which commercial banks are open for business in Jacksonville, Florida.

        1.9 "Cash" means cash, cash equivalents readily marketable direct obligations of the United States of America, certificates of deposit issued by banks, plus any interest earned or accrued thereon.

        1.10 "Chapter 11 Case" means the case under Chapter 11 of the Bankruptcy Code, commenced by the filing of a voluntary petition and styled In re Snake Eyes Golf Clubs, Inc.

        1.11 "Claim" means any right to payment from the Debtor, whether or not such right is reduced, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        1.12 "Confirmation Date" means the date on which the Bankruptcy Court shall enter the Confirmation Order.

        1.13 "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

        1.14 "Consummation" means, with respect to the Plan, the substantial completion of all tasks assigned in the Plan.

        1.15 "Creditor" means any Person that is the holder of a Claim against the Estate of the Debtor that arose before the Petition Date, or a Claim against the Estate of the Debtor of a kind specified in Section 348(d), 502(f), 502(c), 502(h) or 502(i) of the Bankruptcy Code.

        1.16 "Creditors' Committee" means the unofficial committee of unsecured creditors or their duly appointed successors, if any.

        1.17 "Debtor" means Snake Eyes Golf Clubs, Inc. and its subsidiaries.

        1.18 "Disbursing Agent" means Valerie Hall Manuel, P.A. or any other party selected by the Debtor and the Creditors' Committee if Ms. Manuel is unable to serve.

        1.19 "Disclosure Statement" means the written statement describing the Plan that is approved by the Bankruptcy Court and distributed in accordance with Section 1125(b) of the Bankruptcy Code.

        1.20 "Disputed Claim" means a Claim as to which the Debtor or any other party in interest has interposed or will interpose an objection in accordance with the Plan, the Disclosure Statement, the Bankruptcy Code, and the Bankruptcy Rules, which objection has not been withdrawn or determined by a Final Order.

        1.21 "Distribution Date" means any date on which a distribution is made.

        1.22 "Distribution Reserve" has the meaning ascribed to it in Section
   3.2.

        1.23 "Effective Date" means a Business Day selected by the Debtor that is not more than one business day after the Confirmation Order becomes a Final Order.

        1.24 "Equity Interest" means any stock interest in the Debtor.

        1.25 "Estate" means the estate created pursuant to Section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

        1.26 "Final Order" means an order of the Bankruptcy Court or a court having jurisdiction to hear appeals from orders of the Bankruptcy Court which has not been reversed, modified, amended or stayed by a court of competent jurisdiction within the time permitted by applicable law or rule, and which has become final and nonappealable and is in full force and effect.

        1.27 "Person" means an individual, a corporation, a partnership, an associates, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization or a government or any political subdivision thereof, or other entity.

        1.28 "Petition Date" means the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

        1.29 "Plan" means this Chapter 11 Plan of Liquidation, either in its present form or as it may be altered, amended, or modified from time to time.

        1.30 "Priority Claim" means any Claim accorded priority in right of payment under Section 507(a) of the Bankruptcy Code.

        1.31 "Priority Tax Claim" means a claim of a governmental unit of the kind specified in subsection 507(a)(8) of the Bankruptcy Code.

        1.32 "Pro Rata" means in the proportion that the amount of an Allowed Claim against the Debtor in a particular class bears to the aggregate amount of all Allowed Claims against the Debtor in that class.

        1.33 "Schedules" means the schedules of assets and liabilities and the statement of financial affairs described in Section 521 of the Bankruptcy Code and the Official Bankruptcy Forms, and as filed by the Debtor.

        1.34 "Secured Claim" shall mean any Claim, to the extent the Claim is secured by a lien, security interest or other encumbrance which has been properly perfected as required by applicable law for the property owned by the Debtor. A claim is only a Secured claim up to the value of the Creditor's interest in the collateral securing the Claim.

        1.35 "Unsecured Claim" means any Claim that is not either (i) an Administrative Expense or (ii) a Secured Claim, and is not entitled to priority under the Bankruptcy Code, excluding expenses and Claims of the kind specified in sub-section 507(a) of the Bankruptcy Code.

        1.36 "Winddown Fund" has the meaning ascribed to it in Section 4.3.

        1.37 Other Terms. The words "herein", "hereof", "hereto", "hereunder", and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

                                    ARTICLE 2
              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

        2.1 Summary. The categories of Claims and interests listed below are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan:

        Class 1:  Allowed Administrative Expenses
        Class 2:  Allowed Secured Claims
        Class 3:  Allowed Priority Claims
        Class 4:  Allowed Unsecured Claims
        Class 5:  Equity Interests of Series A Preferred Stock
        Class 6:  Equity Interests of Series B Preferred Stock
        Class 7:  Equity Interests of Series C Preferred Stock
        Class 8:  Equity Interests of Common Stock

        2.2 Class 1: Allowed Administrative Expenses. All Allowed Administrative Expenses shall be paid in full in Cash on the later of the Effective Date or the date such Administrative Expense becomes Allowed, except to the extent that the holder of an Allowed Administrative Expense agrees to a different treatment.

        2.3 Class 2: Allowed Secured Claims. The Debtor is indebted to Larry Movsovitz for $100,000 secured by a lien on all the Company's assets. The Debtor shall pay Movsovitz in full, in Cash, as soon as practicable after the Effective Date. In the event any other Allowed Secured Claims exist, such claims shall be paid in full, in Cash, as soon as practical after the Effective Date, except to the extent the holder of an Allowed Secured Claim agrees to a different treatment.

        2.4 Class 3: Allowed Priority Claims. All Allowed Priority Claims, including all Allowed Priority Tax Claims shall be paid in full, in Cash, as soon as practicable after the Effective Date, except to the extent that the holder of an Allowed Priority Claim agrees to a different treatment.

        2.5 Class 4: Allowed Unsecured Claims. After payment in full of all Allowed Class 1, Class 2, and Class 3 Claims and funding of the Distribution Reserve and the Winddown Fund, as defined in Articles 3 and 4 of the Plan, respectively, to the extent funds remain available, all Allowed Class 4 Claims shall be paid in Cash, Pro Rata, from Cash available on a Distribution Date, except to the extent the holder of an Allowed Class 4 Claim agrees to a different treatment.

        2.6  Classes 5, 6, 7 and 8:   Equity Interests.  Equity interests
   (Classes 5, 6, 7 and 8) shall receive no distribution unless Classes 1 through 4 have been paid in full. It is not anticipated and is extremely unlikely that funds shall be available for Equity Interests. [If sufficient funds are available, Class 5 shall be paid pro rata until paid its full liquidation preference of $1,863,000. Thereafter, if sufficient funds are available, Class 6 shall be paid pro rata until paid its full liquidation preference of $8,481,000. Thereafter, if sufficient funds are available, Class 7 shall be paid pro rata until paid its full liquidation preference of $4,500,000. Thereafter, any remaining funds shall be paid pro rata to Class 8.]

                                    ARTICLE 3
                PROVISIONS FOR TREATMENT OF DISPUTED, CONTINGENT
               AND UNLIQUIDATED ADMINISTRATIVE EXPENSES AND CLAIMS

        3.1 Characterizations of Claims as Disputed. Pursuant to Section 1111 of the Bankruptcy Code, evidence of a Claim is deemed filed under
   Section 501 of the Bankruptcy Code if that Claim is included in the Schedules, except if the Claim is scheduled as disputed, contingent, or unliquidated. Such a disputed, contingent, or unliquidated Claim must be asserted by its holder by the timely filing of a proof of Claim. If a proof of Claim is not filed in a timely manner, the Claim will be deemed allowed in the amount set forth on the Schedules of the Debtor. Both the Debtor and the Creditors' Committee shall have the authority to object to and contest the allowance of any Claim filed with the Bankruptcy Court, whether or not such Claim was scheduled as disputed, contingent or unliquidated, which objection must be filed with the Court no later than twenty-one (21) days following the claims bar date as established by court order or the Bankruptcy Rules.

        3.2 Reserve for Disputed Administrative Expenses and Disputed Claims. In determining the amounts of distributions to be made to holders of Allowed Claims, the appropriate Pro Rata calculations required by the Plan (i) shall be made as if all Disputed Claims were Allowed Claims and all Disputed Administrative Expenses were Allowed Administrative Expenses, in the full amount claimed by the holders thereof and (ii) shall include an appropriate estimate for Administrative Expenses that have not been Allowed at the time of such distribution but which are not likely to be disputed, including potential post-confirmation professional fees. Distributions for holders of Disputed Administrative Expenses and Disputed Claims and estimated potential future Administrative Expenses shall be deposited by the Disbursing Agent in one or more separate accounts (collectively, the "Distribution Reserve"), which shall be held in trust for the benefit of holders of Disputed Administrative Expenses and Disputed Claims and potential future Administrative Expenses pending determination of the entitlement thereto.

        At such time as a Disputed Administrative Expense or Disputed Claim becomes an Allowed Administrative Expense or Allowed Claim, respectively, the distribution reserved for such Administrative Expense or Claim shall be released from the Distribution Reserve and delivered by the Disbursing Agent to the holder of such Allowed Administrative Expense or Allowed Claim. In the event any disputed Administrative Expense or Disputed Claim is disallowed, funds held in the Distribution Reserve on account of those disallowed Administrative Expenses or Claims shall be retained pending final disposition of all disputed Administrative Expenses and Disputed Claims and upon resolution of all such Disputed Administrative Expenses and Disputed Claims, such funds shall be distributed by the Disbursing Agent Pro Rata to holders of Allowed Unsecured Claims in accordance with the provisions of the Plan.

        Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall make a distribution on the undisputed portion of an Allowed Administrative Expense and an Allowed Claim in accordance with the provisions of the Plan. The Disbursing Agent shall use her reasonable judgment regarding whether, under the circumstances, it is in the best interests of creditors and the efficient administration of the Estate to make an interim distribution on Allowed Claims and thereafter disburse the balance or whether to postpone distribution until all disputed claims are resolved.

        3.3 Resolution of Contested Administrative Expenses, Claims and Equity Interests.

             3.3.1 Objections. Unless otherwise ordered by the Bankruptcy Court, after notice and a hearing, the Debtor or the Creditors' Committee shall each have the right to make and file objections to Administrative Expenses and Claims and shall serve a copy of each objection upon the holder of the Administrative Expense or Claim to which the objection is made, as soon as practicable, but no later than twenty one days after the claims bar date or the date such Administrative Expense Application is filed.

             3.3.2 Prosecution of Objections. The Debtor or the Creditors' Committee shall litigate to judgment, settle, or withdraw objections to Administrative Expenses and Claims.

                                    ARTICLE 4
                           IMPLEMENTATION OF THE PLAN

        4.1 Liquidating Plan; the Auction. The Plan is a liquidating plan. The Debtor has entered into the Asset Purchase Agreement with VAI for the sale of substantially all the Assets and Business of the Debtor (excluding cash and certain claims) free and clear of all liabilities, liens and encumbrances (except liabilities specifically assumed under the Asset Purchase Agreement) for a cash payment of $1,400,000 (subject to the terms, conditions and adjustments as set forth in the Asset Purchase Agreement). The sale to VAI pursuant to the Asset Purchase Agreement is subject to no higher cash bids being accepted by the Debtor at the Auction.

        At the Confirmation Hearing, the Debtor shall ask the Bankruptcy Court to conduct the Auction and to give potential purchasers, who have satisfied the Debtor's bid deposit requirements and other auction rules, the right to bid for the purchase of the Debtor's assets and business pursuant to the terms of the Asset Purchase Agreement, with the minimum bid being $1,425,000 and all further bids being in minimum increments of $25,000. In the event the Bankruptcy Court declines to conduct the Auction at the Confirmation Hearing, the Debtor shall announce in open Court at the hearing, the time and place of the Auction, which shall be scheduled as promptly as convenient following the Confirmation Hearing.
   In the event the Auction is not conducted by the Bankruptcy Court, the Auction shall be conducted by the Debtor or the Debtor's counsel. The Debtor expressly reserves the right and privilege of promulgating reasonable rules and procedures for conducting the Auction, including rules regarding posting a pre-bid deposit or letter of credit and posting of a deposit by the successful bidder following the Auction. In addition, the Debtor, with the advice and express consent of the Creditors' Committee, reserves the right to reject a bid if the Debtor and Creditors' Committee conclude, acting reasonably and in good faith, that the bid is not made in good faith, the bidder is unlikely to close as required by the Asset Purchase Agreement, or such rejection is otherwise in the best interest of the Creditors and Equity Interests. In the event VAI is not the successful bidder, VAI shall be entitled to a $25,000 "bust-up" fee paid by the Debtor upon Closing the sale to a third party for more than $1,400,000. The highest acceptable bidder at the Auction must sign the Asset Purchase Agreement.

        The sale shall be consummated to the highest acceptable bidder at the Auction, or if no person bids at the Auction, to VAI, pursuant to the Asset Purchase Agreement. The sale shall close after the Confirmation Order is entered and before the Effective Date. The purchaser shall acquire the Debtor's assets and business free and clear of all liabilities, liens and encumbrances, except for liabilities which the Purchaser expressly agrees to assume pursuant to the Asset Purchase Agreement. (For purposes of facilitating the Auction and sale, each potential bidder may include, in its discretion, only the "assumed liabilities" which such buyer desires to assume. For example, some bidders may wish to acquire and assume the warehouse lease or the copier lease and others may choose not to assume such liabilities.) Except for the liabilities specifically assumed in the Asset Purchase Agreement signed by the successful bidder, the purchaser shall not assume or be obligated to pay any debt, lien, expense or liability of the Debtor.

        The Plan does not contemplate the continued operation of the Debtor, merger, or consolidation of the Debtor with one or more Persons or the transfer of all or any part of the Estate to any entity, except in satisfaction of an Allowed Administrative Expense or Allowed Claim or as a distribution or partial distribution pursuant to the Plan.

        4.2 Delivery of Proceeds to Disbursing Agent. The Debtor shall deliver the cash proceeds from the sale of the assets plus all other cash on hand (less the Winddown Fund) to the Disbursing Agent for distribution by the Disbursing Agent pursuant to the Plan. The Debtor shall have substantially completed its obligations under the Plan upon delivery of such funds to the Disbursing Agent. The Disbursing Agent shall then distribute such funds as provided by the Plan. The Disbursing Agent may seek instructions from the Bankruptcy Court. In addition, the Disbursing Agent shall be entitled to rely on a certificate of instruction or clarification signed jointly by the Debtor and Creditor's Committee. The Disbursing Agent shall have no personal liability except for actions taken in bad faith or with actual knowledge that the actions were improper. The Disbursing Agent shall be entitled to receive a fee of $12,500 (plus reimbursement for her reasonable, actual expenses including postage, printing and the cost of any premium of a bond, whether such bond is required under the Plan or requested by the U.S. Trustee), for her services under this Plan, provided that such fee shall be increased to $15,000 if the distribution is made to equity interestholders, which fee shall be deducted from the monies to be distributed.

        In connection with making either an interim or final distribution under the Plan, the Disbursing Agent may, but shall not be required to, file a Schedule of the Proposed Distribution which lists the amounts proposed to be sent to each creditor or interestholder and serve such Schedule on the Debtor, the counsel for the Committee, the U.S. Trustee and any interested party who has specifically requested copies of such Schedule of Proposed Distribution from the Disbursing Agent by written notice to the Disbursing Agent. In the event no objection to the proposed Distribution is filed in the Bankruptcy Court and served on the Disbursing Agent, the Debtor and the Committee within 20 days from the filing of such Notice of Proposed distribution, the Disbursing Agent may conclusively rely on the correctness of the information set forth therein.

        4.3 Winddown Activities. The Debtor shall retain $25,000 as a winddown fund to pay the reasonable costs and expenses of preparing the final tax returns, and reasonable and necessary post-Effective Date expenses related to the "shut down" of the Debtor and to facilitate the actual delivery of the Debtor's assets, books and records to the Buyer following the Effective Date (the "Winddown Fund"). Any excess funds left in the Winddown Fund shall be paid to the Disbursing Agent after the shutdown of the Company is complete.

        4.4  Method of Distribution under the Plan.

             4.4.1 In General. All distributions are to be made by the Disbursing Agent. The Disbursing Agent shall establish such account or accounts as may be necessary to carry out the provisions of the Plan. Except as set forth herein, the Disbursing Agent shall pay Allowed Administrative Expenses, Allowed Priority Tax Claims and Allowed Priority Claims in Cash on the Effective Date or as soon thereafter as practicable. Distributions on account of Allowed Unsecured Claims will occur as soon as practicable after the Effective Date.

             4.4.2 Investment in Cash. In the period between distributions of Cash, all Cash of the Debtor, including Cash held in the Distribution Reserve, shall be invested by the Disbursing Agent in United States Treasury Bills, interest bearing certificates of deposits, interest bearing savings accounts, and investments permitted by Section 345 of the Bankruptcy Code and local rules. All interest earned on such Cash shall be held by the Disbursing Agent and distributed as part of the Estate in accordance with the provisions of the Plan.

             4.4.3 Manner of Payment under the Plan. Any payment made by the Disbursing Agent pursuant to the Plan shall be made in Cash.

             4.4.4 Distribution of Unclaimed Property. Any distribution under the Plan which is unclaimed after one hundred eighty (180) days following the Distribution Date shall be retained by the Disbursing Agent and redistributed Pro Rata to holders of Allowed Unsecured Claims in accordance with the provisions of the Plan.

             4.4.5 Setoffs. On behalf of the Estate, the Debtor may, but shall not be required to, set off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, or claims of any nature whatsoever the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by the Estate of any such claim the Debtor may have against such claimant.

             4.4.6 Distributions under Five Dollars. No distributions of less that $5.00 shall be made by the Disbursing Agent to any Creditor unless a request therefor is made in writing to the Disbursing Agent. If as a result of this provision, an interim distribution is not made to any holder of a Claim such holder nevertheless shall receive subsequent interim or final distributions from the estate provided that the aggregate amount of such holder's previous unpaid distributions plus the amount of the interim or final distribution then to be made is not less than $5.00.

             4.4.7 Saturday, Sunday, or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                                    ARTICLE 5
                          CLASSES OF CLAIMS AND EQUITY
                        INTERESTS IMPAIRED UNDER THE PLAN

        5.1 Impaired Classes. Classes 4, 5, 6, 7 and 8 are impaired under the Plan.

        5.2  Unimpaired Classes.  Classes 1, 2 and 3 are unimpaired under the
   Plan.

        5.3 Resolution of Controversy Concerning Impairment. The Bankruptcy Court shall, after notice and a hearing, determine any controversy relating to whether any Creditors or holders of an Equity Interest, or class of Creditors or class of Equity Interests, are impaired under the Plan.

        5.4 Deemed Rejection by Classes 5, 6, 7 and 8. The Plan provides that the holders of Classes 5, 6, 7 and 8 Equity Interests are not entitled to receive or retain any property under the Plan on account of such Equity Interests unless and until Class 4 Creditors have been paid in full, which in this case is not anticipated to occur. Classes 5, 6, 7 and 8 are impaired and are deemed not to have accepted the Plan in accordance with Section 1126(g) of the Bankruptcy Code.

        In accordance with Section 1126(f) of the Bankruptcy Code, because Classes 1, 2 and 3 are not impaired under the Plan, these classes are conclusively presumed to have accepted the Plan.

        Because Classes 5, 6, 7 and 8 are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code, if Class 4 accepts the Plan, the Debtor will seek confirmation of the Plan in accordance with
   Section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection by Classes 5, 6, 7 and 8.

                                    ARTICLE 6
                               EXECUTORY CONTRACTS

        6.1 Executory Contracts. Except for these executory contracts they have been assigned pursuant to an order entered by the Bankruptcy Court, all executory contracts that exist between the Debtor and any Person, are hereby specifically rejected (to the extent that such executory contracts have not been previously rejected). Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of that rejection pursuant to Section 365(a) of the Bankruptcy Code.

        6.2 Unexpired Leases. Except for those leases of real property that have been assigned pursuant to on order entered by the Bankruptcy Court, all unexpired leases of real property under which the Debtor is the lessee are hereby rejected (to the extent that such leases of real property have not been previously rejected). Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of that rejection pursuant to
   Section 365(a) of the Bankruptcy Code.

                                    ARTICLE 7
                            THE CREDITORS' COMMITTEE

        7.1 Continuation of the Creditors' Committee. As long as any payments or distributions required to be made to holders of Allowed Unsecured Claims under the Plan remain unpaid, the Creditors' Committee shall be composed of such persons as presently constituted and shall continue as such until all of such payments to holders of Allowed Unsecured Claims are made in full, at which time all powers of the Creditors Committee shall terminate and it shall be deemed dissolved.

        7.2 No Liability for the Creditors' Committee. Neither the Creditors' Committee nor any member thereof, nor the firm with which such member is affiliated, nor the attorneys, accountants, or agents of the Creditors' Committee, or any other Person, firm, or corporation shall be liable for an error of judgment or any act of omission, it being understood that each member of the Creditors' Committee, and its attorneys, accountants, and agents shall be liable only for their own willful misconduct, gross negligence, or fraud.

        7.3 Compensation. The Creditors' Committee and its members shall serve without compensation as long as the Creditors' Committee shall remain in existence, provided, however, that the Creditors' Committee and each member thereof shall be reimbursed by the Debtor for its or their reasonable out-of-pocket expenses in connection with the functioning of the Creditors' Committee subsequent to the Effective Date in accordance with the provisions of the Bankruptcy Code.

        7.4 Retention of Counsel to Enforce Plan. The Creditors' Committee shall be entitled to retain counsel to enforce any of the provisions of the Plan, and the Debtor shall, consistent with Article VIII hereof, promptly pay the reasonable fees and expenses of the Creditors' Committee's legal counsel for services rendering and enforcing any default by the Debtor under Plan.

                                    ARTICLE 8
                      POST-REORGANIZATION PROFESSIONAL FEES

        8.1 Payment of Fees and Expenses After Effective Date. Subsequent to the Effective Date of the Plan, the Debtor shall be authorized to pay professional fees and expenses incurred by professionals retained by the Debtor and professionals retained by the Creditors' Committee, subject to a fee aplication served only on the Debtor, its counsel, the chairman of the Creditors' Committee and counsel to the Creditors' Committee and the U.S. Trustee which is approved by the Bankruptcy Court.

                                    ARTICLE 9
                  BANKRUPTCY COURT'S RETENTION OF JURISDICTION

        9.1 Retention of Jurisdiction. In addition to the continuing jurisdiction after entry of a Confirmation Order as provided by the Bankruptcy Code and the Bankruptcy Rules, the Bankruptcy Court shall retain jurisdiction for the following purposes:

             9.1.1 To hear and determine pending applications for the rejection of executory contracts or unexpired leases, if any are pending, and the allowance of claims resulting therefrom;

             9.1.2 To determine any and all pending adversary proceedings, applications, and contested matters;

             9.1.3 To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

             9.1.4 To hear and determine any objections to Administrative Expenses or to Claims filed, both before and after Confirmation, including any objections to the classification of any Claim, and to allow or disallow any contested Administrative Expense or contested Claim in whole or in part;

             9.1.5 To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

             9.1.6 To hear and determine all applications for compensation and reimbursement of expenses of professionals under Section 330 and Section 331 of the Bankruptcy Code;

             9.1.7 To hear an application, if any, by any party in interest, to modify the Plan in accordance with Section 1127 of the Bankruptcy Code;

             9.1.8 To hear and determine disputes arising in connection with the Plan or its implementation and Consummation;

             9.1.9 To recover all assets of the Debtor and property of the Estate, wherever located;

             9.1.10 To hear and determine all controversies, suits, and disputes that may arise in connection with the interpretation or enforcement of the Plan;

             9.1.11 To construe, interpret and enforce the Asset Purchase Agreement, and to grant judgment against any party in the event of a breach of the Asset Purchase Agreement;

             9.1.12 To hear and determine matters concerning state, local, and Federal laws in accordance with Section 346, Section 505, and Section 1146 of the Bankruptcy Code;

             9.1.13    To enter a final decree closing the Chapter 11 Case;
   and

             9.1.14 To hear any other matter not inconsistent with the Bankruptcy Code.

        9.2 Closing the Case. The Debtor shall have substantially completed performance of the Plan upon delivery of the Purchase Price to the Disbursing Agent.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

        10.1 No Liability for the Debtor. Neither the Debtor nor the attorneys, officers, employees, accountants or agents of the Debtor or any other person, firm or corporation shall be liable for any error of judgment or any act or omission, it being understood that the Debtor, its attorneys, accountants and agents shall be liable only for their own willful misconduct, gross negligence or fraud.

        10.2 Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

        10.3 Rights of Action. Notwithstanding anything to the contrary contained in the Plan, any rights or causes of action accruing to the Debtor pursuant to Chapter 5 of the Bankruptcy Code are hereby expressly waived by the Debtor unless the Debtor or the Creditors' Committee file an adversary proceeding within 30 days after the Confirmation Date.

        10.4 Change of Address. It is the duty of each holder of a Claim to keep the Disbursing Agent informed of any changes in address by giving notice of such changes in writing. Should a holder of any Claim fail to notify the Disbursing Agent of any change of address and the Disbursing Agent is unable to obtain the changed mailing address of a holder of a Claim (after using reasonable efforts to obtain such changed address), the Disbursing Agent shall cancel any checks returned, redeposit the funds, and strike the Claim from the class, and distribute such funds Pro Rata to holders of Allowed Unsecured Claims in accordance with the provisions of the Plan.

        10.5 Correction or Modification of the Plan. After the Confirmation Date, the Debtor, so long as it does not adversely affect the interests of the Creditors, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings is served in accordance with Bankruptcy Rules 7004 and 9016.

        10.6 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

        10.7 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtor, its Creditors, the holders of Equity Interests, and their respective successors and assigns.

        10.8 Revocation or Withdrawal. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date do not occur, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other Person or to prejudice in any matter the rights of the Debtor or any Person in any further proceedings involving the Debtor.

        10.9 Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

   If to the Debtor:        Snake Eyes Golf Clubs, Inc.
                            Attn:  Harold Hutchins
                            11210 Phillips Industrial Boulevard
                            Suite 210
                            Jacksonville, FL 32256

   with a copy to:          Foley & Lardner
                            Attn:  Gardner F. Davis
                            200 North Laura Street
                            P.O. Box 240
                            Jacksonville, FL  32201-0240

   If to Committee:         Kronish, Lieb, Weiner & Hellman LLP
                            Attn:  Lawrence C. Gottlieb
                            1114 Avenue of the Americas
                            New York, New York 10036

   If to Disbursing Agent:  Valerie Hall Manuel, Esquire
                            Hall & Hall
                            300 West Adams Street, Suite 550
                            Jacksonville, FL 32202

        10.10 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Rules), Florida law shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan and under such agreements, documents, and instruments (except to the extent such agreements, documents, and instruments provide for a different governing law).

   Dated:  Jacksonville, Florida
           September 8, 1998          Respectfully submitted,

                                      SNAKE EYES GOLF CLUBS, INC.


                                      By: /s/ Harold E. Hutchins
                                         Harold E. Hutchins, Executive
                                            Officer


                                      FOLEY & LARDNER



                                      /s/ Gardner F. Davis
                                      GARDNER F. DAVIS
                                      Florida Bar No.: 0471712
                                      LEAH G. COOPER
                                      Florida Bar No.: 0082996
                                      200 North Laura Street
                                      Post Office Box 240
                                      Jacksonville, FL 32201-0240
                                      Telephone:  (904) 359-2000
                                      Facsimile:  (904) 359-8700

                                           and

                                      K. RODNEY MAY
                                      FOLEY & LARDNER
                                      Florida Bar No.: 0222781
                                      111 North Orange Avenue, Suite 1800
                                      Orlando, FL 32801
                                      Telephone:  (407) 423-7656
                                      Facsimile:  (407) 648-1743

                                      Counsel for Debtor

                                    EXHIBIT A
                                       to
                          DEBTOR'S PLAN OF LIQUIDATION
                                       OF
                           SNAKE EYES GOLF CLUBS, INC.

   Asset Purchase Agreement between the Company and Venture Access
   International.